Filed pursuant to Rule 424(b)(5)

Registration No. 333-261283

Supplement No. 2 dated April 2, 2024

To Prospectus Supplement dated December 10, 2021 and Supplement No. 1 dated February 2, 2022

(To Prospectus Dated December 3, 2021)

JAGUAR HEALTH, INC.

Up to $5,216,682 Shares of Common Stock

This supplement (this “Supplement”) amends and supplements the prospectus supplement, dated December 10, 2021, as amended on February 2, 2022 (as amended, the “Prospectus Supplement”) and accompanying base prospectus, dated December 3, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), filed as part of our registration statement on Form S-3 (File No. 333-261283) (the “Registration Statement”). This Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Supplement is not complete without, and may only be delivered or utilized in connection with the Prospectus and any future amendments or supplements thereto.

Under the Prospectus, Jaguar Health, Inc. (“we”, “us” or the “Company”) registered shares of our voting common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $75,000,000, for offer and sale from time to time through Ladenburg Thalmann & Co. Inc. (“Ladenburg”), acting as the Company’s sales agent, pursuant to an At The Market Offering Agreement, dated December 10, 2021, between us and Ladenburg, as amended on February 2, 2022 (the “ATM Agreement”). Sales of our Common Stock under the Prospectus, as supplemented by this Supplement, may be made in sales deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (“Securities Act”). From December 10, 2021 through the date of this Supplement, we have sold under the Prospectus an aggregate of 188,854,233 shares of our Common Stock, pursuant to the ATM Agreement, for gross proceeds of $69,783,318. As a result, we have shares of Common Stock having an aggregate offering price of $5,216,682 available for sale under the Prospectus.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “JAGX.” On April 1, 2024, we became subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Registration Statement of which this Supplement and the Prospectus are a part. The aggregate market value of our common stock held by non-affiliates as of March 31, 2024 pursuant to General Instruction I.B.6 of Form S-3 is approximately $39.5 million, which was calculated based on 276,198,384 outstanding shares of our common stock held by non-affiliates at a price of $0.143 per share, which was the closing price of our common stock on March 4, 2024. As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month calendar period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3 and the sales to date under the Prospectus, and in accordance with the terms of the ATM Agreement, we are reducing the aggregate sales price of the shares of common stock that we may sell pursuant to this Prospectus to $5,216,682 from time to time through Ladenburg.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” beginning on page S-6 of the Prospectus Supplement, in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and in the other documents that are filed after the date hereof and incorporated by reference into this Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, the Prospectus Supplement and accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN

The date of this prospectus supplement is April 2, 2024